                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                       SYMANTEC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               10201 TORRE AVENUE
                          CUPERTINO, CALIFORNIA 95014

                            ------------------------

                                 JULY 23, 1997

                            ------------------------

Dear Stockholder:

    An Annual Meeting of Stockholders of Symantec Corporation, a Delaware corporation ("SYMANTEC"), and holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, each of which is exchangeable for one share of Symantec Common Stock (the "EXCHANGEABLE SHARES"), will be held at Symantec Corporation, 10201 Torre Avenue, Cupertino, California, on September 18, 1997 at 9:00 a.m. (Pacific time) (the "MEETING").

    At the Meeting, you will be asked to (a) elect six directors to Symantec's Board of Directors, each to hold office until his successor is elected and qualified or until his earlier resignation or removal, (b) vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 PLAN") to make available for issuance thereunder an additional 2,648,708 shares of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 4,077,946 to 6,726,654, (c) ratify the selection of Ernst & Young LLP as Symantec's independent auditors for the current fiscal year and (d) vote upon a shareholder proposal to create an independent nominating committee of the Board of Directors. After careful consideration, your Board of Directors unanimously recommends that you vote for the six nominees for director, in favor of the proposal to amend the 96 Plan, in favor of the proposal to ratify the selection of independent auditors and against the shareholder proposal to create an independent nominating committee of the Board of Directors.

    Although the enclosed Proxy Statement describes proposals of Symantec Corporation, the holders of Exchangeable Shares are entitled to vote at the Meeting due to the economic equivalence of the Exchangeable Shares to shares of Symantec Common Stock, as described in that certain Joint Management Information Circular and Proxy Statement distributed to the holders of Exchangeable Shares and the holders of Symantec Common Stock on October 17, 1995. Holders of Exchangeable Shares are entitled to the same rights, benefits and privileges, including voting rights, as the holders of Symantec Common Stock, and are therefore urged to exercise their votes at the Meeting.

    In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the actions to be taken by Symantec stockholders and the holders of Exchangeable Shares at the Meeting. The Proxy Statement more fully describes the matters for consideration at the Meeting.

    All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

                                          Sincerely,

                                                  [SIGNATURE]
                                          Gordon E. Eubanks, Jr.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               10201 TORRE AVENUE
                          CUPERTINO, CALIFORNIA 95014

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To our Stockholders:

    An Annual Meeting of Stockholders (the "MEETING") of Symantec Corporation, a Delaware corporation ("SYMANTEC") and holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, will be held at 9:00 a.m. (Pacific time) September 18, 1997, at Symantec Corporation, 10201 Torre Avenue, Cupertino, California, for the following purposes:

    1. To elect six directors to Symantec's Board of Directors (the "Board"), each to hold office until his successor is elected and qualified or until his earlier resignation or removal.

    2. To vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 PLAN") to make available for issuance thereunder an additional 2,648,708 shares of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 4,077,946 to 6,726,654.

    3. To ratify the selection of Ernst & Young LLP as Symantec's independent auditors for the current fiscal year.

    4. To vote upon a shareholder proposal to create an independent nominating committee of the Board of Directors.

    5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

    Only stockholders of record as of July 20, 1997 are entitled to notice of and will be entitled to vote at this meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [SIGNATURE]
                                          Derek P. Witte
                                          VICE PRESIDENT, SECRETARY AND GENERAL
                                          COUNSEL

Cupertino, California
July 23, 1997

    TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY CAN BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                PROXY STATEMENT

    This Proxy Statement is being furnished to (i) holders of common stock, par value $0.01 per share ("COMMON STOCK"), of Symantec Corporation, a Delaware corporation ("SYMANTEC") and (ii) holders of exchangeable shares ("EXCHANGEABLE SHARES") of Delrina Corporation, a wholly owned subsidiary of Symantec, in connection with the solicitation of proxies by Symantec's Board of Directors for use at an annual meeting of Symantec stockholders (the "SYMANTEC STOCKHOLDERS MEETING") to be held at 9:00 a.m. (Pacific time) on September 18, 1997 at Symantec Corporation, 10201 Torre Avenue, Cupertino, California, and any adjournment or postponement thereof.

    This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Symantec and holders of Exchangeable Shares on or about July 29, 1997.

    All information in this Proxy Statement relating to Symantec has been supplied by Symantec.

                            ------------------------

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Proxy Statement nor any distribution of the securities referred to in this Proxy Statement shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Proxy Statement.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
THE ANNUAL SYMANTEC STOCKHOLDERS MEETING--GENERAL PROXY INFORMATION.......................................           1
  Solicitation and Voting of Proxies......................................................................           1
  Revocability of Proxy...................................................................................           1
  Expenses of Proxy Solicitation..........................................................................           1
  Voting Rights...........................................................................................           1
DIRECTORS AND MANAGEMENT..................................................................................           3
  Directors and Executive Officers........................................................................           3
  Security Ownership of Certain Beneficial Owners and Management..........................................           6
  Compensation of Executive Officers......................................................................           8
  Certain Transactions....................................................................................          18
THE PROPOSALS.............................................................................................          18
  Proposal No. 1--Election of Symantec Directors..........................................................          18
  Proposal No. 2--Approval of Amendment to Symantec's 1996 Equity Incentive Plan..........................          20
  Proposal No. 3--Ratification of Selection of Independent Auditors.......................................          25
  Proposal No. 4--Approval of Shareholder Proposal........................................................          25
DISSENTING STOCKHOLDERS' RIGHTS...........................................................................          26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................................................          26
STOCKHOLDER PROPOSALS.....................................................................................          27
OTHER BUSINESS............................................................................................          27
AVAILABLE INFORMATION.....................................................................................          28
ANNEX A--Symantec's 1996 Equity Incentive Plan............................................................          29

                    THE ANNUAL SYMANTEC STOCKHOLDERS MEETING
                           GENERAL PROXY INFORMATION

SOLICITATION AND VOTING OF PROXIES

    The accompanying proxy is solicited on behalf of Symantec's Board of Directors for use at the annual Symantec Stockholders Meeting, to be held at Symantec Corporation 10201 Torre Avenue, Cupertino, California, on September 18, 1997 at 9:00 a.m. (Pacific time). Only holders of record of (i) Symantec Common Stock or (ii) Exchangeable Shares, at the close of business on July 20, 1997 (the "RECORD DATE") will be entitled to vote at the Symantec Stockholders Meeting. At the close of business on that date, there were outstanding and entitled to vote (i) 52,974,181 shares of Symantec Common Stock and (ii) 2,728,790 Exchangeable Shares. The shares requested for issuance under the 1996 Equity Incentive Plan (the "96 PLAN") does not exceed 5% of the outstanding shares of Symantec Common Stock. Each share of Symantec Common Stock and each Exchangeable Share will be entitled to one vote on each matter to be acted upon (the "PROPOSALS"). See "STOCKHOLDER PROPOSALS." A majority, or 27,851,486, of these shares, present in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered to be represented for purposes of a quorum. This Proxy Statement and the accompanying form of proxy were first mailed to Symantec stockholders and the holders of the Exchangeable Shares on or about July 29, 1997.

REVOCABILITY OF PROXY

    A stockholder who has given a proxy may revoke it at any time before it is exercised at the Symantec Stockholders Meeting, by (i) delivering to the Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked, (ii) signing and so delivering a proxy bearing a later date or (iii) attending the Symantec Stockholders Meeting and voting in person (although attendance at the Symantec Stockholders Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank, or other nominee and that stockholder wishes to vote at the Symantec Stockholders Meeting, the stockholder must bring to the Symantec Stockholders Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

EXPENSES OF PROXY SOLICITATION

    The expenses of soliciting proxies to be voted at the Symantec Stockholders Meeting will be paid by Symantec. Following the original mailing of the proxies and other soliciting materials, Symantec and/or its agents also may solicit proxies by mail, telephone, telegraph or in person. Symantec has retained a proxy solicitation firm, Corporate Investor Communications, Inc. ("CIC"), to aid it in the solicitation process. Symantec will pay that firm a fee equal to $6,500, plus expenses. Following the original mailing of the proxies and other soliciting materials, Symantec will request brokers, custodians, nominees and other record holders of Symantec Common Stock and the Exchangeable Shares to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Symantec Common Stock or Exchangeable Shares and to request authority for the exercise of proxies. In such cases, Symantec, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

VOTING RIGHTS

    Holders of Symantec Common Stock and holders of Exchangeable Shares are each entitled to one vote for each share held as of the Symantec Record Date. Delaware law does not require, and Symantec's Restated Certificate of Incorporation does not provide for, cumulative voting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Symantec Stockholders Meeting and entitled to vote in the election of directors. With regard to the election of directors, votes that are withheld will be excluded from the vote and will have no effect. Approval of the amendment to the 96 Plan, ratification of the selection of independent auditors and approval of the shareholder proposal to create an independent nominating committee will each require the affirmative vote of the holders of a majority of the shares present (in person or by proxy) and entitled to vote at the Symantec Stockholders Meeting at which a quorum of at least a majority of the Symantec Common Stock and the Exchangeable Shares issued, outstanding and entitled to vote, is present.

    Symantec will count abstentions in tabulations of votes cast, and an abstention, therefore, will have the same effect as a vote against the proposal to amend the 96 Plan, the proposal to ratify the independent auditors and the proposal to create an independent nominating committee. Under Delaware case law, broker non-votes are counted for purposes of determining whether a quorum is present at the meeting but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will not count as shares voting "for" or "against" with respect to the Proposals and will not be considered as shares entitled to vote on the Proposal for purposes of determining whether the Proposals have been approved.

                            DIRECTORS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors, executive officers and key employees of Symantec are as follows:

NAME                                      AGE                           POSITION
------------------------------------      ---      --------------------------------------------------
Gordon E. Eubanks, Jr...............          50   President, Chief Executive Officer and Director
Howard Bain III.....................          51   Vice President Worldwide Operations, Chief
                                                    Financial Officer
Mark W. Bailey......................          38   Senior Vice President, Business
                                                    Development/Emerging Businesses
Derek P. Witte......................          40   Vice President, Secretary and General Counsel
Enrique Salem.......................          31   Vice President Security & Assistance and Chief
                                                    Technical Officer
Christopher Calisi..................          37   Vice President, Remote Professional Tools
Dana E. Siebert.....................          38   Vice President, Americas
Dieter Giesbrecht...................          53   Vice President, Europe, Middle East & Africa
                                                    ("EMEA")
Carl D. Carman (2)..................          61   Director, Chairman of the Board
Walter W. Bregman (1)...............          63   Director
Robert S. Miller (1)(2).............          55   Director
Robert R.B. Dykes (3)...............          48   Director
Charles M. Boesenberg (3)...........          49   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

    GORDON E. EUBANKS, JR. is the President and Chief Executive Officer of Symantec. He has served as a director of Symantec since November 1983 and as the President and Chief Executive Officer of Symantec since October 1986. Mr. Eubanks also served as Symantec's Chairman of the Board from November 1983 to October 1986 and from November 1990 to January 1993. Previously, Mr. Eubanks was Vice President of Digital Research Inc.'s commercial systems division where he was responsible for the development and marketing of all system software products. He left Digital Research in September 1983. Mr. Eubanks founded Compiler Systems, Inc. and authored its products: CBASIC, one of the first successful languages on personal computers, and CB80, a compiled version of CBASIC. Compiler Systems was acquired by Digital Research in August of 1981. Mr. Eubanks received his Bachelor of Science degree in Electrical

Engineering from Oklahoma State University. He received his Masters degree in Computer Science from Naval Postgraduate School in Monterey, California. Mr. Eubanks was a commissioned officer in the United States Navy from 1970 to 1979 serving in the Nuclear Submarine Force. Mr. Eubanks is also a director of NetFrame Systems, Inc. He is a member of the IEEE and ACM.

    HOWARD A. BAIN III is currently Vice President, World-Wide Operations and CFO, at Symantec Corporation. Mr. Bain has over twenty-five years of experience in all phases of corporate operations and challenges. Prior to joining Symantec in October 1991 as Vice President, Finance, he was CFO for several private venture financed technology companies (RTP semiconductor manufacturing equipment, BiCMOS SRAM's, laser-based large screen projection systems for HDTV and computer graphics applications, and high performance 5 1/4" disk drives for personal computers) where he assisted those management teams in growing their businesses through raising over $50 million in venture capital and controlling hyper-growth. His previous experience includes senior financial and accounting management positions with Fairchild Camera and Instrument Corporation and as a consultant with Arthur Andersen & Company. Mr. Bain is a CPA and holds a B.S.B.A. from California Polytechnic University.

    MARK W. BAILEY is Senior Vice President, Business Development and Emerging Businesses of Symantec. Mr. Bailey has led Symantec's mergers and acquisitions and alliances effort since December 1989. Prior to that, Mr. Bailey was an associate partner with one of the early investors in Symantec, Kleiner Perkins Caufield & Byers. Before attending graduate school, Mr. Bailey worked at Hewlett Packard. Mr. Bailey received a Bachelor of Science degree cum laude in electrical engineering and computer science from Princeton University and an MBA from Harvard University's Graduate School of Business Administration.

    DEREK P. WITTE is Vice President, Secretary and General Counsel of Symantec. Mr. Witte joined Symantec in October 1990. From October 1987 until joining Symantec, Mr. Witte was Associate General Counsel and later Director of Legal Services for Claris Corporation, a software subsidiary of Apple. Between January and October 1987, Mr. Witte was Assistant General Counsel at Worlds of Wonder, Inc. Previously, Mr. Witte practiced law with the San Francisco based law firms of Brobeck, Phleger & Harrison and Heller Ehrman White & McAuliffe during the periods between 1981 and 1983 and 1983 and 1987, respectively. Mr. Witte holds a law degree and a Bachelor of Arts degree in Economics from the University of California at Berkeley. Mr. Witte has been a member of the California bar since 1981.

    ENRIQUE SALEM is Vice President of the Security & Assistance business unit and Chief Technical Officer of Symantec. Mr. Salem joined Symantec in April of 1990 and has held numerous positions including Director of Development and General Manager of the Advanced Utilities Group. Prior to joining Symantec, he was Vice President in Security Pacific National Bank, Merchant Bank Division, where he was responsible for the development and deployment of a global trading system. Mr. Salem holds a Bachelor of Arts degree in Computer Science from Dartmouth College. He is a member of the Board of Directors of the Software Council of Southern California and a member of the IEEE. Mr. Salem became an executive officer of Symantec in October 1996.

    CHRISTOPHER CALISI is Vice President, Remote Professional Tools of Symantec. From 1992 to 1996, Mr. Calisi held several positions within Symantec's Remote Access Business Unit including, Development Manager, Director of Development, General Manager, and most recently, Vice President, Communication Products. Mr. Calisi joined Symantec in 1992 from Unify Corporation, a relational database and 4GL tools vendor where he served as the Manager of Sales Engineers. Prior to Unify, Mr. Calisi held development positions with several relational database vendors including Britton Lee, Oracle and Computer Associates. Mr. Calisi holds a Bachelor of Science degree from the State University of New York at Empire State and has received executive training at the Wharton School. Mr. Calisi holds several copyrights for software innovations from 1981 through 1986 and is an associate of the IEEE Committee. Mr. Calisi became an executive officer of Symantec in May 1996.

    DANA E. SIEBERT is Vice President, Americas of Symantec. Previously, Mr. Siebert served as Vice President, Worldwide Sales at Symantec and prior to that, Vice President Worldwide Services at Symantec. Mr. Siebert joined Symantec in September 1987. From 1985 to 1987, Mr. Siebert was a Sales Manager at THINK Technologies where he was responsible for U.S. corporate, OEM and international sales. Previously, Mr. Siebert held a number of sales management positions in high technology companies including Wang Laboratories, Computerland Corporation and Burroughs Corporation. Mr. Siebert holds a Bachelor of Science degree in business administration from the University of New Hampshire and is a member of the Software Publishers Association.

    DIETER GIESBRECHT is Vice President, EMEA of Symantec. Mr. Giesbrecht joined Symantec in September 1996. From 1995 until joining Symantec, Mr. Giesbrecht was Vice President of Attachmate Europe based in Paris, France, and was responsible for the EMEA region. From 1991 to 1995, Mr. Giesbrecht held several executive functions within Lotus Development Europe including Managing Director UK and Managing Director Central Europe. Mr. Giesbrecht has a degree in Electronics Engineering from the Technical University of Furtwangen located in Germany. Mr. Giesbrecht is a member of the Institute of Directors.

    CARL D. CARMAN has been a director of Symantec since May 1984. Mr. Carman was appointed as Symantec's Chairman of the Board in January 1993. Mr. Carman first became a director of Symantec when he was elected to represent Masters Fund, a venture capital firm, on the Board. Mr. Carman has been a partner in Hill, Carman Ventures, a venture capital firm, since April 1989. Mr. Carman has also been a partner in Masters Fund since October 1983. Prior to founding Masters Fund in October 1983, he served from October 1979 to October 1983 as a Vice President of Research and Development and then as Executive Vice President of Technology at NBI, an office automation manufacturing company. Prior to that, Mr. Carman was the Vice President of Engineering at Data General Corporation. Mr. Carman is a director of Spectralink Corp. He holds a Bachelor of Science degree in Engineering from the University of Kentucky.

    WALTER W. BREGMAN has been a director of Symantec since his appointment by the Board in October 1988. Mr. Bregman has been Chairman and co-CEO of S&B Enterprises, a consulting firm, since March 1988, and since December 1992 has been President and CEO of Golf Scientific, Inc., a company which produces and sells golf instructional equipment. From July 1985 until June 1987, Mr. Bregman was President and owner of the Cormorant Beach Club. During the period from March 1979 through February 1985, Mr. Bregman was President, Playtex U.S.; President, Playtex Products; President, International Playtex, Inc.; member of the Board, Senior Vice President, Esmark; and Senior Vice President, Beatrice Inc. He has also been Vice President of Marketing and Advertising of Gallo Winery and President of NCK, Inc., an advertising agency in Europe. Mr. Bregman holds a Bachelor of Arts in English from Harvard College. Mr. Bregman is also a director and Chairman of the Board of Truevision.

    ROBERT S. MILLER has been a director of Symantec since his appointment by the Board in September of 1994. Mr. Miller was Chairman of the Board of Morrison-Knudsen Corporation, from April 1995 until September 1996, and is now Vice Chairman of the Board of Morrison-Knudsen. From April 1992 until February 1993 he was a senior partner at James D. Wolfensohn, Inc., a New York investment banking firm. From 1979 until March 1992, he was an executive of Chrysler Corporation, where he served in various capacities, including as Vice Chairman of the Board and Chief Financial Officer. Mr. Miller holds a Bachelor of Arts in Economics from Stanford University, a law degree from Harvard Law School and a Masters of Business Administration from Stanford University's Graduate School of Business. Mr. Miller is also a director of Fluke Corp., Federal Mogul Corporation, Pope & Talbot Inc., Coleman Company and Waste Management, Inc.

    CHARLES M. BOESENBERG has been a director of Symantec since June 1994, and provided certain consulting services to Symantec from January 1995 through December 1995. Mr. Boesenberg is currently the President and Chief Executive Officer of Ashtech, Inc., a position that he assumed in January 1995.

Mr. Boesenberg was an Executive Vice President of Symantec from June 1, 1994, when Symantec acquired Central Point Software, Inc. and continued in that capacity until December 1994. In February of 1992, Mr. Boesenberg joined Central Point as its President and Chief Operating Officer, and was elected as its Chief Executive Officer and Chairman in March 1992, and continued in those positions until the acquisition of Central Point by Symantec. From February 1989 to June 1991, Mr. Boesenberg was the Executive Vice President, Marketing of MIPS Computers Systems, Inc., a semiconductor and computer systems company, and from July 1991 to January 1992, he was the President of that company. From February 1987 to February 1991, Mr. Boesenberg was the Senior Vice President of U.S. Sales and Marketing at Apple Computer. Mr. Boesenberg holds a Bachelor of Science in mechanical engineering from Rose Hulman Institute of Technology and an Master of Science in business administration from Boston University. Mr. Boesenberg is also a director of Merix Corporation.

    ROBERT R.B. DYKES is the Senior Vice President of Finance of Flextronics, Inc. and serves as a director for Symantec Corporation. Mr. Dykes was Symantec's Executive Vice President of Worldwide Operations and Chief Financial Officer of the Company from October 1988 until February 1997. From April 1984 to October 1988, Mr. Dykes was the Chief Financial Officer at Adept Technology, Inc., a robotics firm, where he oversaw all financial procedures and reporting and developed venture capital and funding strategies. From July 1983 to April 1984, Mr. Dykes was with Xebec, a publicly held Winchester disk drive controller manufacturer, most recently as Chief Financial Officer. Prior to Xebec, Mr. Dykes spent 12 years in various financial positions at Ford Motor Company in New Zealand and Australia and with its Finance Staff in Dearborn, Michigan, most recently as manager of the marketing budgets for the Ford and Lincoln Mercury car divisions. Mr. Dykes holds a Bachelor of Commerce and Administration degree from Victoria University in Wellington, New Zealand.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of July 15, 1997, with respect to the beneficial ownership of Symantec Common Stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec Common Stock, (ii) each director of Symantec, (iii) the four most highly compensated executive officers as calculated with respect to the fiscal year ended March 31, 1997, the CEO of Symantec, and Mr. Dykes and Mr. Laing, who are included in the following table because disclosure would have been required for them but for the fact that they were not serving as executive officers at the end of the 1997 fiscal year, and (iv) all current executive officers and directors of Symantec as a group. Symantec has a 52/53-week fiscal accounting year. All references as of and for the periods ended March 31, 1995, 1996 and 1997 reflect data for the periods ended March 31, 1995, March 29, 1996 and March 28, 1997, respectively.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP(1)    CLASS(2)
-------------------------------------------------------------------  ------------  -------------
State of Wisconsin Investment Board (3)............................    4,335,300          7.8%
  121 East Wilson Street
  Madison, WI 53707

Mass Financial Services (1)........................................    3,930,260          7.1%
  500 Boylston Street
  Boston, MA 02116

Barclays Global Investors, N.A. (1)................................    3,539,605          6.4%
  45 Fremont Street, 17th Floor
  San Francisco, CA 94105

Loomis Sayles & Company, L.P. (4)..................................    3,464,250          6.2%
  One Financial Center
  Boston, MA 02111

Fidelity Management & Research Co. (1).............................    3,374,400          6.1%
  1 Federal Street
  Boston, MA 02110

Friess Associates, Inc. (1)........................................    3,111,600          5.6%
  3908 Kennett Pike
  Greenville, DE 19807

Gordon E. Eubanks, Jr. (5).........................................      564,202         *

Carl D. Carman (6).................................................      141,250         *

Mark W. Bailey (7).................................................      140,330         *

Christopher Calisi (8).............................................       96,256         *

Walter W. Bregman (9)..............................................       87,750         *

Robert R.B. Dykes (10).............................................       71,826         *

Dana E. Siebert (11)...............................................       67,975         *

Charles M. Boesenberg (12).........................................       45,747         *

Robert S. Miller (13)..............................................       36,000         *

John C. Laing (14).................................................       28,625         *

Derek Witte (15)...................................................       17,122         *

All current Symantec executive officers and directors as a group
  (14 persons) (16)................................................    1,324,362          2.3%

------------------------

  * Does not exceed 1%.

 (1) The information above is based upon information supplied by officers and directors, and, with respect to principal stockholders, Schedules 13G, 13D and 13F (if any) filed with the SEC. Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Based on 55,672,068 voting shares, which is the sum of the issued and outstanding shares of Symantec Common Stock and the issued and outstanding Exchangeable Shares as of July 15, 1997.

 (3) Based on information provided by State of Wisconsin Investment Board to Symantec in a Schedule 13G dated January 28, 1997.

 (4) Based on information provided by Loomis Sayles & Company, L.P. to Symantec in a Schedule 13G dated February 12, 1997.

 (5) Includes 437,082 shares subject to options exercisable within 60 days of July 15, 1997.

 (6) Includes 141,250 shares subject to options exercisable within 60 days of July 15, 1997.

 (7) Includes 135,957 shares subject to options exercisable within 60 days of July 15, 1997.

 (8) Includes 22,182 shares subject to options exercisable within 60 days of July 15, 1997.

 (9) Includes 81,750 shares subject to options exercisable within 60 days of July 15, 1997.

(10) Includes 16,000 shares subject to options exercisable within 60 days of July 15, 1997.

(11) Includes 66,922 shares subject to options exercisable within 60 days of July 15, 1997.

(12) Includes 42,749 shares subject to options exercisable within 60 days of July 15, 1997.

(13) Includes 34,000 shares subject to options exercisable within 60 days of July 15, 1997.

(14) Includes 0 shares subject to options exercisable within 60 days of July 15, 1997.

(15) Includes 13,429 shares subject to options exercisable within 60 days of July 15, 1997.

(16) Includes 1,040,170 shares subject to options exercisable within 60 days of July 15, 1997, including the options described in notes (5)-(15).

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Symantec and its subsidiaries during each of the fiscal years ended on or about March 31, 1995, 1996 and 1997 to Symantec's Chief Executive Officer and Symantec's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the fiscal year ended March 31, 1997. Mr. Dykes and Mr. Laing are included in the following table because disclosure would have been required for them but for the fact that they were not serving as executive officers at the end of the 1997 fiscal year. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Symantec does not grant stock appreciation rights and has no other long term compensation benefits.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                  ANNUAL COMPENSATION                     -----------------------
                                                -----------------------   OTHER ANNUAL     STOCK      ALL OTHER
                                                  SALARY       BONUS      COMPENSATION    OPTIONS   COMPENSATION
NAME & PRINCIPAL POSITION                 YEAR     ($)          ($)            ($)          (#)          ($)
----------------------------------------  ----  ----------   ----------   -------------   -------   -------------
Gordon E. Eubanks.......................  1997     362,500(1)    105,500(6)     4,955(12)   --         16,338(14)
  President and Chief                     1996     350,000      118,150(7)     4,571(12)  220,000      10,527(14)
  Executive Officer                       1995     350,000      187,842       1,940(12)         0      15,509(14)

Robert R.B. Dykes.......................  1997     262,500       45,000(8)    11,541(12)    --   (13)    40,475(15)
  EVP Worldwide                           1996     300,000       83,784(7)     3,249(12)   60,000       4,349(15)
  Operations & CFO                        1995     296,667      109,514       3,249(12)    30,000       3,210(15)

John C. Laing...........................  1997     275,000        3,000       3,636(12)     --         22,044(16)
  EVP Desktop Utilities                   1996     291,585(2)     39,942(7)     2,011(12)  60,000      29,824(16)
                                          1995     337,669(2)     47,882        825(12)    23,000      29,390(16)

Mark W. Bailey Sr.......................  1997     280,000(3)     70,075(9)     1,225(12)  15,000       4,750(17)
  VP Business Development                 1996     276,667       84,311(7)     1,837(12)   50,000       4,544(17)
                                          1995     256,667       84,553       1,837(12)    18,000       4,620(17)

Dana E. Siebert.........................  1997     260,000       65,000(10)     2,299(12)  25,000      26,950(18)
  VP Americas                             1996     240,000       59,512(7)    27,287(12)   65,000       5,299(18)
                                          1995     195,000       80,378       1,388(12)    12,000       4,620(18)

Christopher Calisi......................  1997     196,666(4)    105,634(11)     6,354(12)  50,786      4,750(19)
  VP Remote Professional Tools            1996     126,666       25,323      --                         4,560(19)
                                          1995     100,417       19,577      --                         3,600(19)

Derek P. Witte..........................  1997     200,375(5)     35,140      4,802(12)     7,000       4,750(20)
  VP, Secretary and General Counsel       1996     181,877       42,641      --                         4,620(20)
                                          1995     157,561       32,626      --                         4,620(20)

------------------------

 (1) Includes payments at the annualized rate of $400,000 for the last quarter of the 1997 fiscal year.

 (2) Includes commissions of $137,669 and $91,585, for each of 1995 and 1996, respectively. There were no commissions paid to Mr. Laing for 1997.

 (3) Includes $4,900 of deferred compensation.

 (4) Includes payments at the annualized rate of $240,000 for the last quarter of the 1997 fiscal year.

 (5) Includes payments at the annualized rate of $196,000 for the last quarter of the 1997 fiscal year and $13,433 of deferred compensation.

 (6) $105,500 includes 75% of Mr. Eubanks' 1996 calendar year bonus of $70,000 and his quarterly bonus of $50,000 for the first quarter of the 1997 calendar year.

 (7) Bonuses were not paid to the executive staff during the fourth quarter of the fiscal year ended March 31, 1996. Therefore, the bonuses reflected above for the 1996 fiscal year are an aggregate of the first three quarters only.

 (8) $45,000 is 75% of Mr. Dykes' 1996 calendar year bonus of $60,000. Mr. Dykes was not an executive officer at the end of the first quarter of the 1997 calendar year, and did not receive a bonus for that period.

 (9) $70,075 includes 75% of Mr. Bailey's 1996 calendar year bonus of $56,000 and his quarterly bonus of $28,000 for the first quarter of the 1997 calendar year.

(10) $65,000 is 75% of Mr. Siebert's 1996 calendar year bonus of $52,000 and his quarterly bonus of $26,000 for the first quarter of the 1997 calendar year.

(11) $105,634 includes Mr. Calisi's 1996 calendar year bonus of $81,634 and his quarterly bonus of $24,000 for the first quarter of the 1997 calendar year.

(12) In each case, this represents the individual's automobile allowance. With respect to Mr. Siebert's 1996 compensation, this amount includes his automobile allowance and $25,900 in relocation expenses.

(13) Does not include 16,000 in options granted to Mr. Dykes on March 26, 1997 in his capacity as a new director of the Company. See "THE
    PROPOSALS--Proposal No. 1--Election of Symantec Directors".

(14) Includes $12,361 of interest forgiven in 1995, $7,180 of interest forgiven in 1996 and $11,588 of interest forgiven in 1997; and also includes $3,148, $3,347 and $4,750, respectively, of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997.

(15) Consists of $3,210, $4,349 $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively, $1,212 of interest forgiven in 1997 and $34,513 in severance and PTO buyout in 1997.

(16) Consists of (a) $26,331, $26,331 and $7,680 of mortgage assistance in 1995, 1996 and 1997, respectively, (b) $3,059, $3,493 and $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively and (c) $9,614 of severance and PTO payments in 1997.

(17) Includes approximately $4,620, $4,544, and $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively.

(18) Includes approximately $4,620, $5,299 and $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively and $22,200 of mortgage assistance in 1997.

(19) Includes approximately $3,600, $4,560 and $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively.

(20) Includes approximately $4,620, $4,620 and $4,750 of matching contributions to Symantec's 401(k) plan in 1995, 1996 and 1997, respectively.

                          OPTION GRANTS IN FISCAL 1997

    The following table sets forth further information regarding individual grants of options to purchase Symantec Common Stock during the fiscal year ended March 31, 1997 to each of the executive officers named in the Summary Compensation Table above. All grants were made pursuant to the 96 Plan. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Symantec's Common Stock and overall market conditions. There can be no assurances that the potential realizable values shown in this table will be achieved.

                                                                                                     POTENTIAL REALIZABLE
                                                                                                            VALUE
                                                            INDIVIDUAL GRANTS                         AT ASSUMED ANNUAL
                                        ----------------------------------------------------------          RATES
                                                         % OF TOTAL                                     OF STOCK PRICE
                                        # OF SHARES        OPTIONS                                       APPRECIATION
                                        UNDERLYING         GRANTED         EXERCISE                  FOR OPTION TERM (3)
                                          OPTIONS      TO EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                    GRANTED (1)    FISCAL YEAR (2)      ($/SHR)       DATE          5%         10%
--------------------------------------  -----------  -------------------  -----------  -----------  ----------  ----------
Gordon Eubanks........................      --                    0%          --           --           --          --
Robert Dykes..........................      --    (4)              0%         --           --           --          --
John Laing............................      --                    0%          --           --           --          --
Mark Bailey...........................      15,000               .5%       $   14.00      3/26/07   $  132,068  $  334,686
Christopher Calisi....................      20,000               .6%       $   11.75      6/26/06   $  147,790  $  374,529
                                            10,786               .3%       $   9.125      7/25/06   $   61,897  $  156,860
                                            20,000               .6%       $   14.00      3/26/07   $  176,090  $  446,248
Dana Siebert..........................      25,000               .8%       $   14.00      3/26/07   $  220,113  $  557,810
Derek Witte...........................       7,000               .2%       $   14.00      3/26/07   $   61,632  $  156,187

------------------------

(1) Stock options are granted with an exercise price equal to the fair market value of Symantec Common Stock on the date of grant. These options were granted under the 96 Plan and generally, no more than 25% of the original grant becomes exercisable in any year. Options lapse after ten years or, if earlier, 90 days after termination of employment.

(2) Symantec granted options on a total of 3,098,955 shares to employees and consultants in fiscal 1997.

(3) The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the SEC and do not represent Symantec's estimate or projection of future Symantec Common Stock prices.

(4) Does not include 16,000 in options granted to Mr. Dykes on March 26, 1997 in his capacity as a new director of the Company. See "THE PROPOSALS--Proposal No. 1--Election of Symantec Directors".

   AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND MARCH 28, 1997 OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                   NUMBER OF SHARES           IN-THE-MONEY
                                                                UNDERLYING UNEXERCISED         OPTIONS AT
                                      ACQUIRED ON     VALUE             OPTIONS              MARCH 28, 1997
                                       EXERCISE     REALIZED       AT MARCH 28, 1997           ($) (1)(2)
NAME                                      (#)          ($)      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------  -----------  -----------  -----------------------  -----------------------
Gordon Eubanks......................      --           --            405,833 / 164,167        994,113 / 667,137
Robert Dykes........................      --           --             104,125 /      0         242,375 /      0
John Laing..........................      95,900      911,687         100,725 /      0         635,225 /      0
Mark Bailey.........................      --           --            126,416 /  58,500        357,128 / 183,453
Dana Siebert........................      --           --             57,368 /  76,325        175,553 / 223,545
Derek Witte.........................      --           --             10,227 /  27,454          6,349 /  49,745
Christopher Calisi..................      --           --              7,544 /  80,295         14,833 / 198,764

------------------------

(1) The valuations shown above for unexercised in-the-money options are based on the difference between the option exercise price and the fair market value of the stock on March 28, 1997 ($14.25 per share). These values have not been, and may never be, realized.

(2) The value realized for option exercises is the aggregate fair market value of Symantec Common Stock on the date of exercise less the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    In December 1991, Symantec entered into agreements with each of Robert R.B. Dykes, formerly its Executive Vice President, Worldwide Operations and Chief Financial Officer, and John C. Laing, formerly its Executive Vice President, Desktop Products, providing for certain benefits to such executives in the event their employment was terminated without cause within one year after the occurrence of a merger, consolidation or similar transaction that would have resulted in a change in control of Symantec. "Change of control" was defined to include (a) any consolidation or merger of Symantec with or into any other corporation or corporations in which the stockholders of Symantec immediately prior to the consolidation or merger do not retain a majority of the voting power of the surviving corporation, (b) a change in the majority of the Board resulting from any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (c) any sale of all or substantially all of the assets of Symantec. In accordance with the agreements, if, within one year after a change in control, Messrs. Dykes' or Laing's employment was terminated other than for cause or disability, Messrs. Dykes and/or Laing, as the case may be, would have been entitled to receive severance pay equal to his base salary as of the date of such termination in accordance with Symantec's normal payroll practices for a period of one year, to have all unvested stock options become fully vested and exercisable in accordance with their terms notwithstanding any vesting schedule in such options to the contrary, and to have benefits provided to him as of the date of such termination under Symantec's health, dental, life, disability and other benefit plans continued for a period of one year. In addition, if any such payments would have been subject to the tax imposed by Section 4999 of the U.S. Code, Messrs. Dykes and Laing would have been entitled to receive additional amounts such that the net amount of the payments and benefits, after deduction of taxes, would be equal to the total aggregate original amount of the payments and benefits payable. Neither Mr. Dykes nor Mr. Laing is currently employed by Symantec, although Mr. Dykes is a member of the Board of Directors of Symantec.

    In October 1996, Ted Schlein entered into a Consulting Agreement with Symantec pursuant to which Symantec accepted Mr. Schlein's resignation as an employee of Symantec and Mr. Schlein agreed to provide Symantec with certain consulting services. As consideration for the provision of consulting services, Symantec agreed to extend the period during which Mr. Schlein's stock options would be exercisable until the earlier of (i) January 31, 1998 or (ii) the date such options would have otherwise expired.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Symantec's Compensation Committee consisted of Carl Carman and Leslie L. Vadasz until October 23, 1996, when Charles Boesenberg replaced Mr. Vadasz. On June 25, 1997, Robert S. Miller replaced Mr. Boesenberg. Neither Mr. Carman, Mr. Vadasz nor Mr. Miller has ever been an officer of Symantec or any of its subsidiaries. Mr. Boesenberg was an officer of Symantec from June 1, 1994 to December 31, 1994. Neither Mr. Carman, Mr. Vadasz, Mr. Boesenberg nor Mr. Miller has any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

    REPORT OF THE COMPENSATION COMMITTEE AND BOARD ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE POLICY

    The Compensation Committee (the "COMMITTEE") acts on behalf of the Board to establish the general compensation policies for Symantec's executive officers, including the salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers. The Committee also administers Symantec's bonus programs as they apply to officers. The Board administers awards to executive officers under the Company's stock option plan. During Committee or Board meetings, all discussions regarding compensation of the CEO are held without his attendance. Similarly, none of the other named executive officers are present during discussions regarding their compensation.

    The Board and the Committee believe that the compensation of the CEO and Symantec's other executive officers should be based to a substantial extent on Symantec's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Each executive officer's performance for the past fiscal year and objectives for the current year are reviewed, together with the executive's responsibility level and Symantec's fiscal performance versus objectives and potential performance targets for the current year. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (i) Symantec's financial performance during the past year and recent quarters, (ii) the individual's performance during the past year and recent quarters, and (iii) the salaries of executive officers in similar positions of companies of comparable size and other companies within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendations of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

    Symantec's Human Resources department obtains from an independent consultant executive compensation data from other high technology companies, including high technology companies of a similar size, and in fiscal 1997 provided this data to the Board and the Committee for their consideration in connection with the determination of levels of compensation and stock option awards. The companies included in the sample from which this data was derived included companies present in the S&P High Tech Index (used for purposes of the returns data presented in "Comparison of Cumulative Total Return" below), but the sample was not intended to correlate with this index. For fiscal 1997, Symantec did not set target compensation levels for executive compensation based on this survey, but used this data for informational purposes only. Changes to compensation levels were established based on discretionary judgments made by the Compensation Committee and, with respect to executive officers other than the CEO, by the CEO.

COMPENSATION OF EXECUTIVE OFFICERS DURING FISCAL 1997

    During the fiscal year ended March 31, 1997, base salaries for executive officers began at levels established in the prior year. The base salaries of Messrs. Dykes, Laing, Bailey, and Siebert remained the same; the base salary of Mr. Witte increased moderately (approximately 6%), although Mr. Witte received the use of a company car in lieu of a more significant base salary increase; and the base salaries of Messrs. Bain, Salem and Calisi increased more substantially (between 29% and 60%) in recognition of increased responsibilities undertaken during the period.

    During the 1996 calendar year, bonuses for the executive staff were paid on a calendar year basis (all of Symantec's executive officers are members of the executive staff, except for Mr. Witte). Under the calendar year bonus program, members of the executive staff received bonuses at the end of the calendar year as determined by the Board of Directors based on the recommendation of the CEO. Bonuses for executive staff were based on a combination of three performance variables: Symantec's growth in net revenue and pre-tax profit as well as an individual's performance objectives. Growth in net revenue was given a 50% weighting factor, pre-tax profit was given a 30% weighting factor and an individual's performance was given a 20% weighting factor. For each variable, a rating from 0 to 1 was assigned, which was based on the performance of Symantec or the individual. The rating was multiplied by the percentage weighting factor. The sum of the three products determined what portion of the individual's base salary was awarded as a bonus. Bonuses paid to the executive staff during the 1996 calendar year reflected the company's desire to retain and motivate the members of the executive staff, and took into account the Company's net revenues and pre-tax profit.

    For the 1997 calendar year, bonuses for the executive staff are being paid on a quarterly basis. The Committee returned to a quarterly bonus program for the executive staff, for the following reasons: (i) a quarterly bonus program is an important benefit for retention purposes, (ii) it is consistent with bonus payments made to similarly situated individuals in comparable companies, (iii) a quarterly bonus payment more accurately and timely compensates the executive staff for growth in the company's quarterly revenue and earnings per share and achievement of personal objectives, and (iv) quarterly bonuses allow fluctuations in performance criteria from quarter to quarter to be appropriately recognized and rapidly communicated. Under the quarterly bonus program, the executive staff has, and will continue to receive, bonuses following the end of each quarter based on recommendations made by the CEO and approved by the Committee. With respect to each of the first three quarters of the 1997 calendar year, an executive staff member's bonus target is 10% of his base salary. With respect to the last quarter of the calendar year, each member of the executive staff is eligible to receive up to 50% of his base salary, which includes the 10% bonus target for the quarter, as well as a 40% bonus target based on results for the entire year. With respect to Mr. Witte, bonuses are paid on a quarterly basis considering the same variables as those considered for the executive staff; however, for the first three calendar quarters, Mr. Witte's bonus target is 6.25%. For the last calendar quarter, Mr. Witte is eligible to receive up to 31.25% of his base salary, which includes the 6.25% bonus target for the fourth quarter, as well as a 25% bonus target that is based on results for the entire calendar year.

    In calculating the amount of the executive staff's and Mr. Witte's bonuses for a calendar quarter, the following quarterly performance variables are considered: (a) Symantec's earnings per share, (b) Symantec's net revenues, (c) achievement of certain company-wide objectives, and (d) achievement of an individual's objectives for the quarter. Each quarterly performance variable is given equal weight in determining an individual's quarterly bonus. With respect to each quarterly performance variable, an individual must achieve at least an 80% performance rating to receive any bonus for such variable. The bonus payment for a particular variable will be multiplied by the related quarterly performance rating, and an individual cannot receive a quarterly performance rating greater than 100%. An individual's bonus for the calendar year results
(a) will be calculated by considering the company's annual revenue growth and the company's earnings per share, and (b) may also reflect (i) key employee retention and (ii) customer satisfaction or achievement of certain company-wide objectives. With respect to an individual's bonus for the calendar year, the company's performance for the revenue growth and earnings per share variables may be rewarded in bonuses only if Symantec achieves more than 100% of its revenue growth target or more than 100% of its earnings per share target. If these targets are surpassed, the executive staff and

Mr. Witte may receive additional bonuses based on their individual performance on written objectives related to key company wide initiatives.

    The general criteria taken into account by Symantec in awarding bonuses in fiscal year 1997 included Symantec's ability to achieve budgeted revenue levels, to stay within budgeted expense levels and to release new products and upgrades to existing products on a timely basis.

    Symantec establishes its financial objectives in connection with its normal financial budgeting process. Approximately every six months, a budget is established for the following four fiscal quarters. During each six-month budget cycle, changes to the budgets are made to reflect changed conditions. In addition, the budgets may be modified in between normal budget cycles if significant events occur. Symantec's performance with respect to revenues and earnings per share are the primary financial objective considered in determining compensation for executive officers, although subjective factors, such as ability to meet project schedules and ship products in accordance with those schedules are also considered for executive officers with management responsibility for product groups.

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS IN FISCAL 1997

    The Board periodically reviews the number of vested and unvested options held by executive officers and makes stock option grants to executive officers to provide greater incentives to those officers to continue their employment with Symantec and to strive to increase the value of Symantec Common Stock. Stock options typically have been granted to executive officers when the executive first joins Symantec, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. When making stock option grants for executive officers, the Board considers Symantec's performance during the past year and recent quarters, the responsibility level and performance of the executive officer, prior option grants to the executive officer and the level of vested and unvested options. The stock options generally become exercisable over a four year period, and have exercise prices equal to the fair market value of Symantec Common Stock on the date of grant.

    During the fiscal year ended March 31, 1997, the Board, based on recommendations from the Compensation Committee, made certain stock option grants to executive officers (see "--Option Grants in Fiscal 1997"). The general purpose of these grants was to provide greater incentives to these executive officers to continue their employment with Symantec and to strive to increase the long-term value of Symantec Common Stock. Specific stock option grants made by the Board, upon recommendation of the Compensation Committee, during Symantec's fiscal year 1997 were based on past performance, anticipated future contribution and ability to impact corporate and/or business unit results, consistency within the executive's peer group, prior option grants to the executive officer and the level of vested and unvested options. Symantec does not set specific target levels for options granted to named executive officers or for Mr. Eubanks. The number of stock options awarded is based on a discretionary and subjective determination by the Compensation Committee, in consultation with the CEO, of what they believe is appropriate for each officer, with consideration given by the Compensation Committee to the foregoing factors. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Compensation Committee of what is appropriate at the time. In fiscal 1997, the primary factor considered in granting the options to executive officers was the number of unvested options held by the executive officers.

FISCAL 1997 CEO COMPENSATION

    Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general. The salary for the CEO during the fiscal year ended March 31, 1997 was increased from $350,000 to $400,000, effective January 1, 1997, which more accurately reflects Mr. Eubanks' contributions to the company and is consistent with the compensation paid to other CEO's in similarly situtated and comparable companies.

    Mr. Eubanks' bonuses are determined on a similar basis as bonuses for the rest of the executive staff; however, there are some significant differences. For the first three calendar quarters, Mr. Eubanks' target bonus is 12.5% of his base salary. His target bonus for the fourth calendar quarter is 62.5% of his base salary, which consists of a target bonus of 12.5% for the fourth calendar quarter and a target bonus of 50%, which is based on results for the entire calendar year. The Committee considers the company's earnings per share, revenue and revenue growth in determining Mr. Eubanks' quarterly and annual bonuses, and each such performance variable is given equal weight. If Symantec achieves at least 80% of its revenue target or 80% of its earnings per share target, Mr. Eubanks will receive at least 80% of the bonus allocated to the related performance variable. Furthermore, Mr. Eubanks may receive an additional bonus up to 50% of his base salary if the company's annual growth exceeds planned performance levels. The Committee believes that Mr. Eubanks' performance should be reflected solely in the success and strength of the company, and although achieving personal objectives is important, the success and strength of the company is the ultimate measure of a CEO's effectiveness.

STOCK OPTIONS GRANTED TO CEO IN FISCAL 1997

    The Board periodically reviews the number of vested and unvested options held by the CEO and makes stock option grants to the CEO to provide greater incentives to him to continue his employment with Symantec and to strive to increase the value of Symantec Common Stock. When making stock option grants to the CEO, the Board considers Symantec's performance during the past year and recent quarters, the performance of the CEO, prior option grants to the CEO and the level of vested and unvested options. The stock options generally become exercisable over a four-year period, and have exercise prices equal to the fair market value of Symantec Common Stock on the date of grant. During the fiscal year ended March 31, 1997, Mr. Eubanks did not receive any stock options.

CHANGES TO TAX LAW--LIMITS ON EXECUTIVE COMPENSATION

    The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the U.S. Internal Revenue Code. Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on stockholder approval of the compensation arrangement. Symantec believes that it is in the best interests of its stockholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. The company was generally in compliance with Section 162(m) during the 1997 fiscal year; however, certain of the awards granted under the company's 1996 Equity Incentive Plan did not comply with Section 162(m) and may not be fully deductible by the company. The Committee will continue to monitor this situation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Symantec may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

By: The Compensation Committee of the Board of Directors:
Date: March 31, 1997

Carl D. Carman
Charles Boesenberg

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        MARCH 31, 1992 TO MARCH 31, 1997

    The graph below compares the cumulative total stockholder return on Symantec Common Stock from March 31, 1992 to March 31, 1997 with the cumulative total return on the S&P 500 Composite Index and the S&P High Technology Index over the same period (assuming the investment of $100 in Symantec Common Stock and in each of the other indices on March 31, 1992, and reinvestment of all dividends). The past performance of Symantec's Common Stock is no indication of future performance.

                              SYMANTEC CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        MARCH 31, 1992 TO MARCH 31, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SYMANTEC CORPORATION    S&P 500    S&P HIGH TECH COMPOSITE
3/92                        $100       $100                       $100
3/93                          30        115                        110
3/94                          37        117                        129
3/95                          54        135                        164
3/96                          30        179                        221
3/97                          33        214                        299

------------------------

(1) The graph assumes that US$100 was invested in Symantec's Common Stock and in each Index on March 31, 1992.

(2) The total return for each of Symantec Common Stock, the S&P 500 and the S&P High Tech Composite assumes the reinvestment of dividends, although dividends have not been declared on Symantec Common Stock. Historical returns are not necessarily indicative of future performance.

    The graph below compares the cumulative total shareholder return on Symantec Common Stock from June 30, 1989 (the date of Symantec's initial public offering was June 23, 1989) to March 31, 1997 with the cumulative total return on the S&P 500 Composite Index and the S&P High Technology Index over the same period (assuming the investment of $100 in Symantec Common Stock and in each of the other indices on June 30, 1989, and reinvestment of all dividends). Symantec has provided this additional data to provide the perspective of a longer time period which is consistent with Symantec's history as a public company. The past performance of Symantec's Common Stock is no indication of future performance.

                              SYMANTEC CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        JUNE 23, 1989 TO MARCH 31, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SYMANTEC CORPORATION    S&P 500    S&P HIGH TECH COMPOSITE
6/89                        $100       $100                       $100
3/90                         174        109                        101
3/91                         420        125                        110
3/92                         743        138                        112
3/93                         224        160                        124
3/94                         272        162                        145
3/95                         400        187                        184
3/96                         224        248                        247
3/97                         248        296                        336

------------------------

(1) Symantec's initial public offering was on June 23, 1989. Data is shown beginning June 30, 1989 because data for cumulative returns on the S&P 500 and the S&P High Tech Composite indices are available only at month end.

(2) The graph assumes that US$100 was invested in Symantec's Common Stock and in each Index on June 30, 1989.

(3) The total return for each of Symantec Common Stock, the S&P 500 and the S&P High Tech Composite assumes the reinvestment of dividends, although dividends have not been declared on Symantec Common Stock. Historical returns are not necessarily indicative of future performance.

CERTAIN TRANSACTIONS

    In March 1989, Symantec sold 45,000 shares of Symantec Common Stock to Gordon E. Eubanks, Jr., at a per share price of $2.67. Mr. Eubanks paid for the shares with a $120,000, 9% promissory note payable in four years. On March 23, 1993, the promissory note representing this indebtedness became due and was replaced with a new nine-year promissory note, bearing interest at 6%. So as long as Mr. Eubanks remains employed by Symantec, accrued interest on the note will be forgiven annually and Symantec will pay Mr. Eubanks the amount of his tax liability on such forgiveness. As of March 31, 1997, the outstanding principal balance on this note was $120,000.

    In August 1989, Symantec entered into a Housing Assistance Agreement with John C. Laing, whereby Symantec agreed to pay Mr. Laing $2,194 per month towards the mortgage on his residence until July 1, 1996, unless certain events had occurred, including the sale of the residence or Mr. Laing's termination of employment with Symantec. The agreement provided that if the residence was sold, Mr. Laing would have to pay Symantec approximately 20% of any gain on such sale, and, if the residence was not sold by July 1, 1996, Mr. Laing would have to pay Symantec approximately 20% of any appreciation in the value of the residence as of that date. The house was not sold by July 1, 1996, and Symantec determined that between August 1989 and July 1, 1996, it was unlikely that the house would have appreciated in value.

    Symantec has adopted provisions in its certificate of incorporation and by-laws that limit the liability of its directors and provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Under Symantec's Certificate of Incorporation, and as permitted under the DGCL, directors are not liable to Symantec or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, Symantec has entered into separate indemnification agreements with its directors and officers that could require Symantec, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director's duty of loyalty to Symantec or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director's liability for violation of, or otherwise relieve Symantec or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

                                 THE PROPOSALS

PROPOSAL NO. 1--ELECTION OF SYMANTEC DIRECTORS

    At the Symantec Stockholders Meeting, the six current members of the Board will be nominated for re-election, all of whom have been approved by the Board's Nominating Committee. The nominees for re-election to the Board are Charles M. Boesenberg, Walter W. Bregman, Carl D. Carman, Gordon E. Eubanks, Jr., Robert S. Miller and Robert R. B. Dykes. Each of these directors, except Mr. Dykes, was elected at Symantec's annual meeting of stockholders on September 25, 1996. Mr. Dykes was appointed to the Board on March 26, 1997.

    Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The size of Symantec's Board is currently set at six members. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by Symantec's management unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Symantec is not aware of any nominee who will be unable to or for good cause will not serve as a director. There is no family relationship between any director or executive officer of Symantec and any other director or executive officer of Symantec.

    For certain information about the current directors, see "DIRECTORS AND MANAGEMENT-- Directors and Executive Officers."

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended March 31, 1997, the Board of Symantec held a total of eight meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

    Messrs. Bregman and Miller are currently the members of Symantec's Audit Committee, which met five times during the fiscal year ended March 31, 1997. The Audit Committee meets with Symantec's outside auditors and reviews Symantec's accounting policies and internal controls.

    Messrs. Carman and Miller are currently the members of Symantec's Compensation Committee, which met four times during the fiscal year ended March 31, 1997. The Compensation Committee recommends cash-based, and stock compensation for executive officers of Symantec.

    Messrs. Dykes and Boesenberg are currently the members of Symantec's Nominating Committee, which committee became effective on June 25, 1997. Mr. Dykes is the chairman of the Nominating Committee. The Nominating Committee recommends candidates for election to the company's Board of Directors. The Nominating Committee does not accept suggestions for nominees recommended by shareholders.

    Each director serving at the related time, attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of committee meetings on which such director served during the fiscal year ended March 31, 1997.

DIRECTORS' COMPENSATION

    Messrs. Bregman, Boesenberg, Miller and Dykes are each entitled to receive $1,500 per meeting of the Board or a committee of the Board which they attend. During fiscal 1997, Mr. Boesenberg received $7,500 for attending Board meetings, Mr. Bregman received $2,985.29 for attending Board meetings and related expenses, Mr. Miller received $11,362.21 for attending Board meetings and related expenses, and Mr. Dykes did not receive any payment for attending Board meetings. All members of the Board are reimbursed for invoiced out-of-pocket expenses that they incur in attending Board meetings.

    Mr. Bregman began to provide services to Symantec as a marketing consultant in July 1995. In exchange for these services, Mr. Bregman has been included for coverage under Symantec's Employee Medical Plan. The annual fair market value of this arrangement is approximately $16,000.

    During fiscal 1997, Messrs. Bregman, Miller, and Boesenberg each received a non-qualified stock option to purchase 6,000 shares of Symantec's Common Stock at an exercise price of $15.688 per share, which were granted in May 1996, and Mr. Dykes received a non-qualified stock option to purchase 16,000 shares of Symantec's Common Stock at an exercise price of $14.00 per share, which were granted in March 1997 upon joining the Board. In May 1996, Mr. Carman received a non-qualified stock option to purchase 20,000 shares of Symantec's Common Stock at an exercise price of $15.688 per share. Each of these options was granted automatically, pursuant to the 1993 Directors Plan. The 1993 Directors Plan provides that new directors receive an initial grant of 16,000 shares, continuing non-employee directors other than the Chairman receive an annual grant of 6,000 shares, and the Chairman receives an annual grant of 20,000 shares.

                   THE BOARD RECOMMENDS A VOTE "FOR" ELECTION
                    OF EACH OF THE SIX NOMINATED DIRECTORS.

PROPOSAL NO. 2--APPROVAL OF AMENDMENT TO SYMANTEC'S 1996 EQUITY INCENTIVE PLAN

PROPOSED AMENDMENT

    At the Symantec Stockholders Meeting, Symantec's stockholders and holders of Exchangeable Shares will be asked to consider and vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 Plan") to make available for issuance thereunder 2,648,708 additional shares of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 4,077,946 to 6,726,654.

SUMMARY OF 1996 EQUITY INCENTIVE PLAN

    The following is a summary of the principal provisions of the 96 Plan as proposed to be amended and is not intended to be complete. For your convenience, the 96 Plan as proposed to be amended has been reproduced in its entirety in ANNEX A to this Proxy Statement, and Symantec's stockholders are urged to review the full text of the plan. Tax information related to the 96 Plan follows this summary.

GENERAL. The 96 Plan was adopted by Symantec's Board of Directors on March 4, 1996 and approved by the stockholders on May 14, 1996. The purpose of the 96 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Symantec, by offering them an opportunity to participate in the company's future performance through awards of options.

ADMINISTRATION. The 96 Plan permits either the Board of Directors or a committee appointed by the Board to administer the 96 Plan. If the Board establishes such a committee, and two or more members of the Board are "outside directors", the committee must be comprised of at least two members of the Board, all of whom are outside directors and "disinterested persons." "Disinterested persons" and "outside directors" are defined in the 96 Plan and comply with definitions given such terms under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Section 162(m) of the U.S. Code, respectively. References herein to the "Committee" mean either the committee appointed to administer the 96 Plan or the Board. Subject to the terms of the 96 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the 96 Plan or any awards granted thereunder and to modify awards granted under the 96 Plan. The interpretation by the Committee of any of the provisions of the 96 Plan or any award granted under the 96 Plan is final and conclusive, unless such interpretation is in contravention of any express term of the 96 Plan.

ELIGIBILITY. The 96 Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of Symantec or of any parent, subsidiary or affiliate of Symantec as the Committee may determine. As of June 30, 1997, approximately 2,000 people were eligible to participate in the 96 Plan. No person will be eligible to receive more than 500,000 shares in any calendar year pursuant to the grant of awards under the 96 Plan other than new employees of Symantec, or any parent, subsidiary or affiliate of Symantec, who are eligible to receive up to a maximum of 800,000 shares in the calendar year in which they commence employment. A person may be granted more than one award under the 96 Plan.

STOCK RESERVED FOR ISSUANCE. The stock subject to awards under the 96 Plan consists of shares of Symantec Common Stock reserved for issuance thereunder. The aggregate number of shares that may be issued under awards pursuant to the 96 Plan as amended is 6,726,654. In addition, shares that are subject to issuance upon exercise of an option under the 96 Plan but cease to be subject to such option for any reason (other than exercise of such option), that are subject to an award granted under the 96 Plan but are forfeited or repurchased by Symantec at the original issue price, and that are subject to an award that terminates without shares being issued, will be available for grant and issuance under the 96 Plan.

TERMS OF OPTIONS. Subject to the terms and conditions of the 96 Plan, the Committee, in its discretion, determines for each option certain terms and conditions, including, whether the option is to be an ISO or a NQSO, the number of shares for which the option will be granted, the exercise price of the option, and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Committee approves and is subject to the following conditions, in addition to those described elsewhere herein or in the 96 Plan:

    (a) DATE OF GRANT: The date of grant of an option will be the date on which the Committee decides to grant the option, unless the Committee specifies otherwise. The related stock option agreement and a copy of the 96 Plan will be delivered to the optionee within a reasonable time after the option is granted.

    (b) TERM OF EXERCISE OF OPTIONS: Options are exercisable within the period, or upon the events, determined by the Committee as set forth in the related stock option agreement. However, no option may be exercisable after ten years from the date of grant, and no ISO granted to a 10% stockholder can be exercisable after five years from the date of grant. Symantec anticipates that most of the options that will be granted under the 96 Plan will be exercisable for ten years and options granted under the 96 Plan will generally vest and become exercisable at a rate of 25% one year after the date of grant, and then ratably in monthly increments over the succeeding three years of employment.

    (c) EXERCISE PRICE: Each stock option agreement states the related option exercise price, which may not be less than 100% of the fair market value of the shares of Common Stock on the date of the grant. The exercise price of an ISO granted to a 10% stockholder may not be less than 110% of the fair market value of shares of Symantec Common Stock on the date of grant. On July 15, 1997, the fair market value of Symantec Common Stock was $20.125.

    (d) METHOD OF EXERCISE: Options may be exercised only by delivery to Symantec of a written stock option exercise agreement, stating the number of shares purchased, the restrictions imposed on the shares purchased, if any, and certain representations and covenants regarding optionee's investment intent and access to information, together with payment in full of the exercise price for the number of shares purchased. The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Committee, in a number of other forms of consideration, including cancellation of indebtedness, fully paid shares of Symantec Common Stock, delivery of a promissory note, waiver of compensation due or accrued to an optionee for services rendered, through a "same day sale," through a "margin commitment," or any combination of the foregoing.

    (e) TERMINATION OF EMPLOYMENT: If an optionee ceases to provide services as an employee, director, consultant, independent contractor or advisor to Symantec, or a parent, subsidiary or affiliate of Symantec (except in the case of death, disability, sick leave, military leave, or any other leave of absence approved by the Committee which does not exceed 90 days, or if reinstatement upon expiration of such leave is guaranteed by law), the optionee typically has three months to exercise any then-exercisable options; provided, however, that the exercise period may be extended to prevent an optionee subject to Section 16(b) of the Exchange Act from having a matching purchase and sale. A twelve month exercise period applies in cases of optionee's disability (as defined in the 96 Plan) or death.

    (f) LIMITATIONS ON EXERCISE: The Committee may determine a minimum number of shares that can be purchased on an exercise of an option. Notwithstanding the minimum number, an optionee will not be prevented from exercising his or her option for the full number of shares for which such option is exercisable.

    (g) LIMITATIONS ON ISOS: An individual will not be eligible to receive an ISO unless such individual is an employee of Symantec or of a parent or subsidiary of Symantec. The aggregate fair market value (determined as of the time an option is granted) of the shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

    (h) TRANSFERABILITY: An option generally is not transferable, and is exercisable during the optionee's lifetime only by the optionee.

    (i) RECAPITALIZATION: The number of shares subject to any award, and the number of shares issuable under the 96 Plan, are subject to proportionate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change relating to the capital structure of Symantec without consideration. In the event of a dissolution or liquidation of Symantec, a merger or consolidation in which Symantec does not survive (other than a merger with a wholly owned subsidiary or where there is no substantial change in the stockholders of the corporation and the options granted are assumed, converted or replaced by the successor corporation), a merger in which Symantec is the surviving corporation, but after which the stockholders of Symantec cease to own an equity interest in Symantec, a sale of all or substantially all of Symantec's assets or any other transaction that qualifies as a "corporate transaction" under Section 424(a) of the U.S. Code, all outstanding awards may be assumed, converted or replaced by the successor corporation. Alternatively, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders. If a successor corporation refuses to assume or substitute options, such options will expire upon the occurrence of the transaction.

    (j) RIGHTS AS STOCKHOLDER: An optionee has no rights as a stockholder with respect to any shares covered by an option until the option has been validly exercised and shares of Symantec Common Stock are issued to the optionee.

    (k) OTHER PROVISIONS: The option grant and exercise agreements authorized under the 96 Plan, which may be different for each option, may contain such other provisions as the Committee deems advisable, including without limitation,
(i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of Symantec to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.

AMENDMENT AND TERMINATION OF THE 96 PLAN. The Committee, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 96 Plan or revise or amend the 96 Plan in any respect whatsoever; provided that the Committee may not, without approval of the stockholders, amend the 96 Plan in a manner that requires stockholder approval pursuant to the U.S. Code or the regulations thereunder or pursuant to Rule 16b-3.

TERM OF THE 96 PLAN. Awards may be granted pursuant to the 96 Plan from time to time until the expiration of the ten year period commencing with the date the 96 Plan was adopted by the Board of Directors.

FEDERAL INCOME TAX INFORMATION. Options so designated under the 96 Plan are intended to qualify as ISOs. All options that are not designated as ISOs are intended to be NQSOs.

    THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SYMANTEC AND PARTICIPATING EMPLOYEES ASSOCIATED WITH STOCK OPTIONS GRANTED UNDER THE 96 PLAN. THE U.S. FEDERAL TAX LAWS MAY CHANGE AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 96 PLAN.

TAX TREATMENT OF THE OPTIONEE

INCENTIVE STOCK OPTIONS. An optionee will recognize no income upon grant of an ISO and will incur no tax upon exercise of an ISO unless the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO (the "ISO SHARES") for more than one year after the date the option was exercised and for more than two years after the option grant date, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

    If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "DISQUALIFYING DISPOSITION"), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the optionee.

ALTERNATIVE MINIMUM TAX. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is currently 26% of an individual taxpayer's alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

NONQUALIFIED STOCK OPTIONS. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's purchase price. The included amount must be treated as ordinary income by the optionee and may be subject to income tax withholding by Symantec (either by payment in cash or withholding out of the optionee's salary). The Omnibus Budget Reconciliation Act of 1993 has increased the required flat federal withholding rate to 28% effective with respect to taxable years beginning after December 31, 1993. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993. The Omnibus Reconciliation Act of 1993 provides that the maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum rate of 28%. For this purpose, in order to receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains will continue to be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income. The Omnibus Reconciliation Act of 1993 also increased the AMT to 26% (28% for alternative minimum taxable income in excess of $175,000) of an individual taxpayer's alternative minimum taxable income, effective with respect to taxable years beginning after December 31, 1992.

ESTIMATED TAXES. Estimated tax payments may be due on amounts an optionee includes in income if the income recognition event occurs before the last month of his or her taxable year and no other exceptions to the underpayment of estimated tax penalties applies. Generally, estimated taxes must be paid with respect to regular and alternative minimum tax liabilities if the amount of a taxpayer's withheld taxes together with any estimated taxes is less than 90 percent of that taxpayer's total regular or alternative minimum tax liability for the year, unless an exception applies.

TAX TREATMENT OF SYMANTEC. Symantec will be entitled to a deduction in connection with the exercise of a NQSO by a domestic employee or other person to the extent that the optionee recognizes ordinary income. Symantec will be entitled to a deduction in connection with the disposition of shares acquired under an ISO only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares. The IRS is currently considering regulations that would require companies to withhold taxes from an optionee in the event that the optionee makes a disqualifying disposition of shares acquired under an ISO.

OFFICERS AND DIRECTORS. Shares purchased under the 96 Plan by affiliates of Symantec (that is, persons in a control relationship with Symantec) are subject to special restrictions on resale imposed by the Securities Act of 1933, as amended (the "Securities Act"). Such shares can be resold only if registered for resale, sold under Rule 144 of the Securities Act or sold under another exemption from registration. Among other requirements, Rule 144 imposes volume limitations on resales.

ERISA INFORMATION. Symantec believes that the 96 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    BENEFITS TO CERTAIN PERSONS. Because benefits under the 96 Plan will vary depending on the timing of participants' exercise decisions and on the fair market value of Symantec's Common Stock at various future dates, it is not possible to determine exactly what benefits might be received by Symantec's directors, executive officers and other employees under the 96 Plan. The following table summarizes the benefits that were received by various persons under Symantec's 1996 Equity Incentive Plan in the fiscal year ended March 31, 1997:

                           1996 EQUITY INCENTIVE PLAN

                                                                                      NUMBER OF      EXERCISE
NAME AND POSITION                                                                       SHARES         PRICE
------------------------------------------------------------------------------------  ----------  ---------------
Gordon E. Eubanks, Jr...............................................................      --            --
Robert R.B. Dykes...................................................................      --            --
John C. Laing.......................................................................      --            --
Mark W. Bailey......................................................................      15,000      $14.00
Dana E. Siebert.....................................................................      25,000      $14.00
Christopher Calisi..................................................................      50,786  $  9.125-$14.00
Derek Witte.........................................................................       7,000      $14.00
Executive Group.....................................................................     214,786     $9.00-$14.00
Non-executive director group (five persons).........................................           0        N/A
Non-executive officer employee group................................................   2,868,169     $8.94-$17.75

                       THE BOARD RECOMMENDS A VOTE "FOR"
                    APPROVAL OF THE AMENDMENT TO THE 96 PLAN

PROPOSAL NO. 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board has selected Ernst & Young LLP as its principal independent auditors to perform the audit of Symantec's financial statements for fiscal 1998, and the stockholders are being asked to ratify such selection. Ernst & Young LLP audited Symantec's financial statements for Symantec's fiscal years ended March 31, 1989, 1990 and 1991, April 3, 1992, April 2, 1993, April 1,
1994, March 31, 1995, March 29, 1996 and March 28, 1997. Representatives of Ernst & Young LLP will be present at the Symantec Stockholders Meeting, will be given an opportunity to make a statement at the Symantec Stockholders Meeting if they desire to do so, and will be available to respond to appropriate questions.

                       THE BOARD RECOMMENDS A VOTE "FOR"
             THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

PROPOSAL NO. 4--APPROVAL OF SHAREHOLDER PROPOSAL TO CREATE AN INDEPENDENT
  NOMINATING COMMITTEE

    Alan G. Hevesi, Comptroller of the City of New York, on behalf of the New York City Fire Department Pension Fund (the "Fund"), has notified the company that it intends to submit the following proposal at the Annual Meeting. The Fund owns 4,200 shares of Symantec Common Stock.

    WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

    WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

    WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

    WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

    WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

    NOW THEREFORE, BE IT RESOLVED THAT: the shareholder requests the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

    The Fund has submitted the following statement in support of the proposal:

    As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

    We urge you to vote FOR this proposal.

               THE BOARD RECOMMENDS A VOTE "AGAINST" THE PROPOSAL
                TO ESTABLISH AN INDEPENDENT NOMINATING COMMITTEE

    The Board of Directors urges that you vote AGAINST the shareholder's proposal for the following reasons:

    1. The company currently has a Nominating Committee, which was approved by the Board of Directors on June 25, 1997. Messrs. Dykes and Boesenberg currently serve on the Nominating Committee. The purpose of the Nominating Committee is to evaluate and nominate new candidates for election to the Board, evaluate and nominate current directors for re-election to the Board and perform such further functions as may be required or appropriate to make such nominations. The Board believes that the current standards for "independence" of committee members is superior to those proposed by the shareholder because they require the Board to exercise prudent business judgment rather than apply mechanical and arbitrary standards.

    2. Only two of the company's six current directors would be considered "independent" by the standards enumerated in the shareholder's proposal. Of the other four, one is the President and CEO, another was the Executive Vice President and CFO and is currently not an employee, the third was an executive officer and a consultant during the 1994 and 1995 calendar years, respectively and the fourth currently serves as a marketing consultant. The Board believes that its current composition is a healthy and productive combination of individuals with extensive knowledge of the company as current and former executive officers, consultants and two "independent" directors. The absence of the four "non-independent" directors from the nomination process would diminish the meaningful contribution they give with respect to the requisite experience and qualifications of candidates for filling vacancies or additions to the Board.

    3. There is no tenable link between the composition of the Nominating Committee and the profitability or growth of the company.

    4. It is not in the company's or the shareholders' best interests to arbitrarily deny certain valuable board members the ability to serve on the Nominating Committee, rather than use prudent business judgment to determine the composition of the Nominating Committee.

                        DISSENTING STOCKHOLDERS' RIGHTS

    Under the Delaware General Corporation Law, holders of Symantec Common Stock who object to any of the Proposals will not be entitled to demand appraisal of, or to receive payment for, their Symantec Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Exchange Act requires Symantec's directors and officers, and persons who own more than 10% of Symantec's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms furnished to Symantec and written representation from the executive officers and directors, Symantec believes that all Section 16(a) filing requirements were met in fiscal 1997, except that Enrique Salem, the company's Vice President of the Security & Assistance business unit and Chief Technical Officer, did not timely file a Form 3 with the Securities and Exchange Commission upon becoming a reporting person within the meaning of the Exchange Act.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in the proxy statement and form of proxy relating to Symantec's 1997 Annual Meeting of Stockholders must be received by Symantec a reasonable time before a solicitation is made, and in any event not later than March 31, 1998.

                                 OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Symantec Stockholders Meeting and, so far as is known to the Board, no matters are to be brought before the Symantec Stockholders Meeting except as specified in the notice of the Symantec Stockholders Meeting. As to any business that may properly come before the Symantec Stockholders Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                             AVAILABLE INFORMATION

    Symantec is subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Symantec with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by Symantec can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          --------------------------------------
                                                      Derek P. Witte
                                          VICE PRESIDENT, SECRETARY AND GENERAL
                                                         COUNSEL

                                    ANNEX A
                              SYMANTEC CORPORATION
                           1996 EQUITY INCENTIVE PLAN
                          (AS PROPOSED TO BE AMENDED)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 21.

2.  SHARES SUBJECT TO THE PLAN.

2.1 NUMBER OF SHARES AVAILABLE. Subject to Sections 2.2 and 16, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 6,726,654 shares. Subject to Sections 2.2 and 16, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued; will again be available for grant and issuance in connection with future Awards under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.2 ADJUSTMENT OF SHARES. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; PROVIDED, HOWEVER, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent, Subsidiary or Affiliate of the Company (including new employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate of the Company) who are eligible to receive up to a maximum of 800,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4.  ADMINISTRATION.

4.1 COMMITTEE AUTHORITY. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the

Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

    (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

    (b) prescribe, amend and rescind rules and regulations relating to this Plan;

    (c) select persons to receive Awards;

    (d) determine the form and terms of Awards;

    (e) determine the number of Shares or other consideration subject to Awards;

    (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

    (g) grant waivers of Plan or Award conditions;

    (h) determine the vesting, exercisability and payment of Awards;

    (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

    (j) amend any option agreements executed in connection with this Plan;

    (k) determine whether an Award has been earned; and

    (l) make all other determinations necessary or advisable for the administration of this Plan.

4.2 COMMITTEE DISCRETION. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 EXCHANGE ACT REQUIREMENTS. If two or more members of the Board are Outside Directors, the Committee will be comprised of at least two (2) members of the Board, all of whom are Outside Directors and Disinterested Persons. During all times that the Company is subject to Section 16 of the Exchange Act, the Company will take appropriate steps to comply with the disinterested administration requirements of Section 16(b) of the Exchange Act, which will consist of the appointment by the Board of a Committee consisting of not less than two (2) members of the Board, each of whom is a Disinterested Person.

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISOS") or Nonqualified Stock Options ("NQSOS"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 FORM OF OPTION GRANT. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("STOCK OPTION AGREEMENT"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 DATE OF GRANT. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option

Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 EXERCISE PERIOD. Options will be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("TEN PERCENT STOCKHOLDER") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 EXERCISE PRICE. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

5.5 METHOD OF EXERCISE. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 TERMINATION. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

    (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

    (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

5.7 LIMITATIONS ON EXERCISE. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 LIMITATIONS ON ISOS. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Affiliate,

Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 MODIFICATION, EXTENSION OR RENEWAL. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 NO DISQUALIFICATION. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.  PAYMENT FOR SHARE PURCHASES.

6.1 PAYMENT. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

    (a) by cancellation of indebtedness of the Company to the Participant;

    (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or
(2) were obtained by Participant in the public market;

    (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; provided, further, that the portion of the Purchase Price equal to the par value of the Shares, if any, must be paid in cash;

    (d) by waiver of compensation due or accrued to the Participant for services rendered; provided, further, that the portion of the Purchase Price equal to the par value of the Shares, if any, must be paid in cash;

    (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

    (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

    (2) through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise

Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

    (f) by any combination of the foregoing.

6.2 LOAN GUARANTEES. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant, provided the Company has full recourse to the Participant relative to the guarantee.

7.  WITHHOLDING TAXES.

7.1 WITHHOLDING GENERALLY. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

7.2 STOCK WITHHOLDING. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form acceptable to the Committee and will be subject to the following restrictions:

    (a) the election must be made on or prior to the applicable Tax Date;

    (b) once made, then except as provided below, the election will be irrevocable as to the particular Shares as to which the election is made;

    (c) all elections will be subject to the consent or disapproval of the Committee;

    (d) if the Participant is an Insider and if the Company is subject to
Section 16(b) of the Exchange Act: (1) the election may not be made within six
(6) months of the date of grant of the Award, except as otherwise permitted by SEC Rule 16b-3(e) under the Exchange Act, and (2) either (A) the election to use stock withholding must be irrevocably made at least six (6) months prior to the Tax Date (although such election may be revoked at any time at least six (6) months prior to the Tax Date) or (B) the exercise of the Option or election to use stock withholding must be made in the ten (10) day period beginning on the third day following the release of the Company's quarterly or annual summary statement of sales or earnings; and

    (e) in the event that the Tax Date is deferred until six (6) months after the delivery of Shares under Section 83(b) of the Code, the Participant will receive the full number of Shares with respect to which the exercise occurs, but such Participant will be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

8.  PRIVILEGES OF STOCK OWNERSHIP.

8.1 VOTING AND DIVIDENDS. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; PROVIDED, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; PROVIDED, FURTHER, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's original Purchase Price pursuant to Section 10.

8.2 FINANCIAL STATEMENTS. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

9. TRANSFERABILITY. Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Award Agreement provisions relating thereto. During the lifetime of the Participant an Award will be exercisable only by the Participant, and any elections with respect to an Award, may be made only by the Participant.

10. RESTRICTIONS ON SHARES. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Shares that are not "Vested" (as defined in the Award Agreement) held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's original Purchase Price.

11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; PROVIDED, HOWEVER, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a PRO RATA basis as the promissory note is paid.

13. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

14. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

15. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

16.  CORPORATE TRANSACTIONS.

16.1 ASSUMPTION OR REPLACEMENT OF AWARDS BY SUCCESSOR. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (OTHER THAN a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (EXCEPT for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 16.1, such Options will expire on such transaction at such time and on such conditions as the Board will determine.

16.2 OTHER TREATMENT OF AWARDS. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 16, in the event of the occurrence of any transaction described in

Section 16.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

16.3 ASSUMPTION OF AWARDS BY THE COMPANY. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either;
(a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (EXCEPT that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the
Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

17. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to this Plan; PROVIDED, HOWEVER, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; and (c) in the event that stockholder approval of this Plan or any amendment increasing the number of Shares subject to this Plan is not obtained, all Awards granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded. So long as the Company is subject to Section 16(b) of the Exchange Act, the Company will comply with the requirements of Rule 16b-3 (or its successor), as amended, with respect to stockholder approval.

18. TERM OF PLAN. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval.

19. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; PROVIDED, HOWEVER, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or (if the Company is subject to the Exchange Act or Section 16(b) of the Exchange Act) pursuant to the Exchange Act or Rule 16b-3 (or its successor), as amended, thereunder, respectively.

20. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

    "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

    "AWARD" means any award under this Plan, including any Option.

    "AWARD AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

    "BOARD" means the Board of Directors of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMITTEE" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

    "COMPANY" means Symantec Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

    "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

    "DISINTERESTED PERSON" means a director who has not, during the period that person is a member of the Committee and for one year prior to commencing service as a member of the Committee, been granted or awarded equity securities pursuant to this Plan or any other plan of the Company or any Parent, Subsidiary or Affiliate of the Company, except in accordance with the requirements set forth in Rule 16b-3(c)(2)(i) (and any successor regulation thereto) as promulgated by the SEC under Section 16(b) of the Exchange Act, as such rule is amended from time to time and as interpreted by the SEC.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

    "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

    (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the last trading day prior to the date of determination as reported in THE WALL STREET JOURNAL;

    (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the last trading day prior to the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in THE WALL STREET JOURNAL;

    (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the last trading day prior to the date of determination as reported in THE WALL STREET JOURNAL; or

    (d) if none of the foregoing is applicable, by the Committee in good faith.

    "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

    "OUTSIDE DIRECTOR" means any director who is not; (a) a current employee of the Company or any Parent, Subsidiary or Affiliate of the Company; (b) a former employee of the Company or any Parent, Subsidiary or Affiliate of the Company who is receiving compensation for prior services (other than benefits under a tax-qualified pension plan); (c) a current or former officer of the Company or any Parent, Subsidiary or Affiliate of the Company; or (d) currently receiving compensation for personal services in any capacity, other than as a director, from the Company or any Parent, Subsidiary or Affiliate of the Company; provided, however, that at such time as the term "Outside Director", as used in Section 162(m) of the Code is defined in regulations promulgated under Section 162(m) of the Code, "Outside Director" will have the meaning set forth in such regulations, as amended from time to time and as interpreted by the Internal Revenue Service.

    "OPTION" means an award of an option to purchase Shares pursuant to Section
5.

    "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    "PARTICIPANT" means a person who receives an Award under this Plan.

    "PLAN" means this Symantec Corporation 1996 Equity Incentive Plan, as amended from time to time.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SHARES" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 16, and any successor security.

    "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                             SYMANTEC CORPORATION
                              10201 TORRE AVENUE
                         CUPERTINO, CALIFORNIA 95014

                                  ----------

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 18, 1997
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  ----------

     The undersigned stockholder(s) appoints Howard Bain III and Derek P. Witte, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation ("Symantec") and all of the Exchangeable Shares of Delrina Corporation, a wholly owned subsidiary of Symantec, that are held of record by the undersigned as of July 20, 1997 which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on September 18, 1997, at Symantec Corporation, 10201 Torre Avenue, Cupertino, California, at 9:00 a.m., (Pacific Time), and at any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3, AGAINST PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1, 2, AND 3 AND AGAINST PROPOSAL 4

1. Proposal to elect the following directors:

           Walter W. Bregman     Gordon E. Eubanks, Jr.   Charles M. Boesenberg
   For:            / /                     / /                     / /
   Against:        / /                     / /                     / /

            Robert R.B. Dykes         Carl D. Carman         Robert S. Miller
   For:            / /                     / /                     / /
   Against:        / /                     / /                     / /

2. Proposal to amend Symantec's 1996 Equity Incentive Plan:

   For:            / /
   Against:        / /

3. Proposal to ratify the selection of the independent auditors:

   For:            / /
   Against:        / /

4. Proposal to create an independent nominating committee of the Board of
Directors:

   For:            / /
   Against:        / /

                                       / / MARK HERE FOR ADDRESS CHANGE AND
                                           NOTE AT LEFT

                                       This Proxy must be signed exactly as
                                       your name appears hereon. When shares
                                       are held by joint tenants, both should
                                       sign. Attorneys, executors,
                                       administrators, trustees and guardians
                                       should indicate their capacities. If
                                       the signer is a corporation, please
                                       print full corporate name and indicate
                                       capacity of duly authorized officer
                                       executing on behalf of the
                                       corporation. If the signer is a
                                       partnership, please print full
                                       partnership name and indicate capacity
                                       of duly authorized person executing on
                                       behalf of the partnership.

                                                      (Reverse Side)


                                       SIGNATURE(S):__________________________

                                       DATE:_____________________________,1997